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                                                                   EXHIBIT F-1.4



                            Thelen, Reid & Priest LLP
                                65 Madison Avenue
                              Morristown, NJ 07960
                               Phone: 973-644-3400

                                October 29, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:   FirstEnergy Corp. and GPU, Inc.;  SEC File No. 70-9793

Ladies and Gentlemen:

            We refer to the Application-Declaration on Form U-1 in File No. 70-9793, as amended (the "Application"), under the Public Utility Holding Company Act of 1935 (the "Act"), filed by FirstEnergy Corp, an Ohio corporation ("FirstEnergy") and an exempt holding company under the Act, and certain Subsidiaries of FirstEnergy, and GPU, Inc., a Pennsylvania corporation ("GPU") and a registered holding company under the Act, and certain Subsidiaries of GPU, seeking authority for, among other things, as more fully described in the Application (the "Transactions"):

      a. the acquisition by FirstEnergy of all the issued and outstanding voting securities of the following U.S. electric utility operating subsidiaries of GPU:
Jersey Central Power & Light Company, a New Jersey corporation ("JCP&L"), Pennsylvania Electric Company, a Pennsylvania corporation and Metropolitan Edison Company, a Pennsylvania corporation and the indirect acquisition of York Haven Power Company, a Pennsylvania corporation and Waverly Electric Power & Light Company, a Pennsylvania corporation; such acquisition to be accomplished through a merger of GPU into FirstEnergy pursuant to the terms of the Agreement and Plan of Merger, dated as of August 8, 2000 (the "Merger Agreement"), between FirstEnergy and GPU;

      b. certain financing transactions by FirstEnergy, and, in the limited circumstances set out in the Application, by the Utility
Subsidiaries, in an amount of $8.0 billion; and

      c. the authorization and approval of the formation and operation of a utility money pool (the "Utility Money Pool") and a non-utility money pool.

      We have acted as counsel to GPU, Inc. in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.
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      In connection with this opinion, we have examined the Application and the exhibits thereto and the Merger Agreement, and originals, or copies certified to our satisfaction, of such corporate records of GPU and JCP&L, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transactions, certificates of officers and representatives of GPU and JCP&L and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

      Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, we are of the opinion that, in the event the Transactions are completed as described in the Application, the laws of the State of New Jersey applicable to the Transactions will have been complied with.

      This opinion in respect of the proposed Transactions as described in the Application is subject to the following assumptions or conditions:

            (i) The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions and the Transactions shall have been accomplished in accordance therewith.

            (ii) The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of all state and federal commissions or regulatory authorities having jurisdiction over the Transactions (including the approval and authorization of the Federal Energy Regulatory Commission under the Federal Power Act, the Federal Communications Commission under the Communications Act, the Nuclear Regulatory Commission under the Atomic Energy Act, the Pennsylvania Public Utility Commission under the applicable laws of the Commonwealth of Pennsylvania, the New Jersey Board of Public Utilities ("BPU") under the applicable laws of New Jersey and the New York Public Service Commission under the applicable laws of the State of New York) and all such required approvals, authorizations, consents, certificates, orders and registrations shall remain in effect at the closing thereof.

            (iii) The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

            (iv) No opinions are expressed with respect to laws other than those of the State of New Jersey.

            (v) All action under state "Blue Sky" laws to permit the consummation of the Transactions will have been completed.

            (vi) JCP&L will have received all necessary approvals, if any, from the BPU prior to entering into any financing transaction, participating in the Utility


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                  Money Pool or entering into any Anticipatory Hedge or any
                  other interest rate management device, as more fully described in the Application.

            (vii) We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of GPU, JCP&L, and other appropriate persons and statements contained in the Application.

      We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceeding before the Commission that may be held in connection therewith. We understand that Jones, Day, Reavis & Pogue will rely on this opinion in giving its opinion with respect to the subject matter hereof and we hereby consent to such reliance.



                                          Respectfully yours,

                                          THELEN REID & PRIEST LLP



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